EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2012

BOISE, Idaho, June 20, 2012 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2012, which ended May 31, 2012. For the third quarter, the company had a net loss attributable to Micron shareholders of $320 million, or $0.32 per diluted share, on net sales of $2.2 billion. The results for the third quarter of fiscal 2012 compare to a net loss of $282 million, or $0.29 per diluted share, on net sales of $2.0 billion for the second quarter of fiscal 2012, and net income of $75 million, or $0.07 per diluted share, on net sales of $2.1 billion for the third quarter of fiscal 2011.

Revenues from sales of DRAM products in the third quarter of fiscal 2012 were 20 percent higher due primarily to a 12 percent increase in sales volume and a 7 percent increase in average selling prices compared to the second quarter of fiscal 2012, which included the adverse impact of a $58 million charge to revenue. Revenues from sales of NAND Flash products were slightly higher in the third quarter of fiscal 2012 compared to the second quarter of fiscal 2012, due primarily to an approximate 40 percent increase in sales volume offset by decreases in average selling prices. Sales of NOR Flash products were approximately 10 percent of total net sales for the third quarter of fiscal 2012. The company’s consolidated gross margin of 11 percent in the third quarter of fiscal 2012 was slightly higher than the second quarter of fiscal 2012. Improvements in margins from sales of DRAM and NOR Flash products were partially offset by declines in margins from sales of NAND Flash products.

Cash flows from operations for the third quarter of fiscal 2012 were $686 million, which included a $300 million customer advance from Intel received in connection with the company’s recently announced expansion of its IM Flash activities. During the third quarter of fiscal 2012, the company raised approximately $875 million in convertible debt financing, net of costs associated with capped call transactions and other costs, and invested approximately $325 million in capital expenditures. The company ended the third quarter with cash and investments of $2.7 billion.

The company will host a conference call Wednesday, June 20 at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until June 27, 2013. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference number: 90798592) beginning at 5:30 p.m. MDT Wednesday, June 20, 2012 and continuing until 5:30 p.m. MDT on Wednesday, June 27, 2012.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 31,	Mar. 1,	Jun. 2,	May 31,	Jun. 2,
	2012	2012	2011	2012	2011

Net sales	$2,172	$2,009	$2,139	$6,271	$6,648
Cost of goods sold	1,938	1,799	1,661	5,522	5,211
Gross margin	234	210	478	749	1,437
Selling, general and administrative	156	174	151	481	437
Research and development	231	222	211	683	582
Other operating (income) expense, net (1)	38	19	(121)	63	(388)
Operating income (loss)	(191)	(205)	237	(478)	806
Interest income (expense), net (2)	(53)	(33)	(22)	(119)	(73)
Other non-operating income (expense), net (3)	1	38	10	39	(104)
Income tax (provision) benefit (4)	38	(9)	(104)	31	(187)
Equity in net income (losses) of equity method investees (5)	(115)	(73)	(44)	(262)	(118)
Net (income) loss attributable to noncontrolling interests	--	--	(2)	--	(22)
Net income (loss) attributable to Micron	$(320)	$(282)	$75	$(789)	$302

Earnings (loss) per share:
Basic	$(0.32)	$(0.29)	$0.07	$(0.80)	$0.31
Diluted	(0.32)	(0.29)	0.07	(0.80)	0.30

Number of shares used in per share calculations:
Basic	987.3	982.8	998.9	983.9	986.6
Diluted	987.3	982.8	1,041.7	983.9	1,036.9

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	May 31,	Mar. 1,	Sep. 1,
	2012	2012	2011

Cash and short-term investments	$2,325	$2,094	$2,160
Receivables	1,333	1,241	1,497
Inventories	1,894	2,081	2,080
Total current assets	5,630	5,659	5,832
Property, plant and equipment, net	7,158	7,357	7,555
Total assets	14,316	14,139	14,752

Accounts payable and accrued expenses	1,547	1,457	1,830
Current portion of long-term debt (2)	262	150	140
Total current liabilities	2,177	2,102	2,480
Long-term debt (2)	2,936	2,165	1,861

Total Micron shareholders’ equity	7,811	7,986	8,470
Noncontrolling interests in subsidiaries (6)	675	1,373	1,382
Total equity	8,486	9,359	9,852

	Nine Months Ended
	May 31,	Jun. 2,
	2012	2011

Net cash provided by operating activities	$1,664	$2,130
Net cash used for investing activities	(1,980)	(1,213)
Net cash provided by (used for) financing activities	347	(1,435)

Depreciation and amortization	1,713	1,592
Expenditures for property, plant and equipment	(1,367)	(1,682)
Payments on equipment purchase contracts	(132)	(262)
Net contributions from (distributions to/acquisitions of) noncontrolling interests	(702)	(310)

Noncash equipment acquisitions on contracts payable and capital leases	643	422

(1)	Other operating (income) expense consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 31,	Mar. 1,	Jun. 2,	May 31,	Jun. 2,
	2012	2012	2011	2012	2011

(Gain) loss on disposition of property, plant and equipment	$4	$5	$(7)	$10	$(23)
(Gain) loss from changes in currency exchange rates	1	2	(1)	14	6
Gain from disposition of Japan Fab	--	--	(54)	--	(54)
Samsung patent cross-license agreement	--	--	(35)	--	(275)
Other	33	12	(24)	39	(42)
	$38	$19	$(121)	$63	$(388)

Other operating expense in the third quarter of fiscal 2012 in the table above includes $17 million from the termination of a lease with IM Flash Technologies, LLC (“IMFT”), a joint venture of the company, and a charge of $10 million to write off a receivable in connection with resolution of certain prior year tax matters.

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”) under which the company received a total of $275 million of cash. For the third quarter and first nine months of fiscal 2011, other operating income included gains of $35 million and $275 million, respectively, for cash received from Samsung under the agreement. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

In the third quarter of fiscal 2011, the company sold its wafer fabrication facility in Japan (the “Japan Fab”) to Tower Semiconductor Ltd. (“Tower”). Under the arrangement, Tower agreed to pay $40 million in cash, approximately 20 million of Tower ordinary shares, and $20 million in installment payments. In connection with the transaction, the company recorded a gain of $54 million (net of transaction costs of $3 million).

(2)
On April 18, 2012, the company issued $550 million of 2.375% Convertible Senior Notes due May 1, 2032 (the “2032C Notes”) and $450 million of 3.125% Convertible Senior Notes due May 1, 2032 (the “2032D Notes” and, together with the 2032C Notes, the “2032 Notes”). Issuance costs for the 2032 Notes totaled $21 million. The initial conversion rate for the 2032C Notes is 103.8907 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.63 per share of common stock. The initial conversion rate for the 2032D Notes is 100.1803 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.98 per share of common stock. Upon the issuance of the 2032 Notes, the company recorded $805 million of debt, $191 million of additional capital and $17 million of deferred debt issuance costs (included in other noncurrent assets). The difference between the debt recorded at inception and the principal amount ($104 million for the 2032C Notes and $92 million for the 2032D Notes) is being accreted to principal through interest expense through May 2019 for the 2032C Notes and May 2021 for the 2032D Notes, the expected life of the notes.

In the third quarter of fiscal 2012, the company called for redemption of its 2013 convertible senior notes (the “2013 Notes”) written notice of redemption on June 4, 2012. Through May 31, 2012, $23 million of principal amount of the 2013 Notes had been converted by holders into 4.4 million shares. The remaining $116 million principal amount was converted by holders into 22.9 million shares in June 2012. The company was required to pay a “make-whole premium” of $9 million, which is reflected in interest expense for the third quarter of fiscal 2012, to holders of the 2013 Notes who converted their 2013 Notes in connection with the call for redemption.

Concurrent with the offering of the 2032C and 2032D Notes, the company entered into capped call transactions (the “2012C Capped Calls” and “2012D Capped Calls”) that have an initial strike price of approximately $9.80 and $10.16 per share, respectively, subject to certain adjustments, which was set to be slightly higher than the initial conversion prices of the 2032C Notes and 2032D Notes. The 2012C and 2012D Capped Calls have cap prices that range from approximately $14.26 per share to $16.04 per share. The 2012C and 2012D Capped Calls are intended to reduce the potential dilution upon conversion of the 2032C and 2032D Notes. The 2012C and 2012D Capped Calls are considered capital transactions and the related cost of $103 million was recorded as a charge to additional capital.

(3)
Other non-operating income for the second quarter of fiscal 2012 included $39 million in net gains from the disposition of noncurrent equity investments. Other non-operating income for the third quarter of fiscal 2011 included $15 million for the termination of the company’s debt guarantee obligation recorded in connection with the acquisition of Numonyx in the third quarter of fiscal 2010. Other non-operating expense for the first nine months of fiscal 2011 included a $111 million loss recognized in the first quarter of fiscal 2011 in connection with a series of debt restructure transactions with certain holders of the company’s convertible notes.

(4)
Income taxes for the third quarter and first nine months of 2012 included a tax benefit of $42 million and $56 million, respectively, related to the favorable resolution of certain prior year tax matters, which was previously reserved as an uncertain tax position. Income tax provision in the third quarter of fiscal 2011 included a net charge of $74 million, of which $27 million was related to the gain on the disposition of the Japan Fab and $47 million was to record a valuation allowance against certain remaining deferred tax assets at the company’s Japanese subsidiary. Income tax provision in the third quarter and first nine months of fiscal 2011 included charges of $5 million and $45 million, respectively, in connection with the Samsung agreement. Income taxes for the second quarter of fiscal 2011 included a charge to reduce net deferred tax assets by $19 million in connection with a change in certain tax rates. Remaining taxes in the third quarter and first nine months of fiscal 2012 and 2011 primarily reflect taxes on the company’s non-U.S. operations. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Taxes attributable to the company’s U.S. operations in the third quarter and first nine months of 2012 and 2011 were substantially offset by changes in the valuation allowance.

(5)
As a result of the ongoing challenging global environment in the solar industry and unfavorable worldwide supply and demand conditions, on May 25, 2012, the Board of Directors of Transform Solar Pty Ltd. (“Transform”), an equity method investment of the company, approved a liquidation plan. As a result of the liquidation plan, the company recognized a charge of $69 million and its investment balance in Transform was reduced to zero.

(6)
On February 27, 2012, the company entered into agreements with Intel relating to its IM Flash Singapore, LLP (“IMFS”) and IMFT joint ventures. The transactions contemplated by such agreements became effective on April 6, 2012. In connection therewith, the company acquired Intel’s 18 percent interest in IMFS and the assets of IMFT located at the company’s Virginia wafer fabrication facility. As a result, Intel received distributions of aggregating approximately $600 million. Additionally, Intel deposited $300 million with the company to be applied to Intel’s future purchases of NAND Flash products under a NAND Flash supply agreement or, under certain circumstances, to be refunded.

The agreements also provided for the following:

•	expansion of the scope of the IMFT joint venture to include certain emerging memory technologies;
•
new agreements under which the company will supply NAND Flash memory products and certain emerging memory products to Intel on a cost-plus basis, and a termination of IMFS’s supply agreement with the company and Intel;

•	extension of IMFT’s joint venture agreement through 2024; and
•
certain buy-sell rights, commencing in 2015, pursuant to which Intel may elect to sell to the company, or the company may elect to purchase from Intel, Intel’s interest in IMFT (if Intel so elects, the company would set the closing date of the transaction within two years following such election and could elect to receive financing from Intel for one to two years).

In connection with purchasing the IMFT assets located in Virginia, the company terminated IMFT’s lease to use approximately 50 percent of the Virginia fabrication facility. As a result, other operating expense included a charge of $17 million in the third quarter of fiscal 2012.

The company also entered into a senior unsecured promissory note with Intel. Under the terms of the note, the company borrowed $65 million, payable with interest in approximately equal quarterly installments over two years.

The company and Intel will continue to share output of IMFT and certain research and development costs generally in proportion to their investments in IMFT.